Exhibit 99.1

DATE: June 21, 2015

MEDIA CONTACT:	INVESTOR CONTACTS:
Lance Latham (918) 573-9675 OR: Dan Katcher/Andrew Siegel/Dan Moore Joele Frank, Wilkinson Brimmer Katcher 212-355-4449	John Porter (918) 573-0797	Brett Krieg (918) 573-4614

Williams To Explore Strategic Alternatives

TULSA, Okla. – Williams (NYSE: WMB) today announced that its Board of Directors has authorized a process to explore a range of strategic alternatives following receipt of an unsolicited proposal to acquire Williams in an all-equity transaction at a stated per share price of $64.00. The unsolicited proposal was contingent on the termination of Williams’ pending acquisition of Williams Partners L.P. (NYSE: WPZ). With the assistance of its outside financial and legal advisors, the Williams Board carefully considered the unsolicited proposal and determined that it significantly undervalues Williams and would not deliver value commensurate with what Williams expects to achieve on a standalone basis and through other growth initiatives, including the pending acquisition of WPZ.

As previously announced on May 13, 2015, Williams and WPZ have signed a definitive agreement under which Williams will acquire all of the public outstanding common units of WPZ in an all stock-for-unit transaction at a 1.115 ratio of Williams common shares per unit of WPZ. During its strategic review process, Williams will continue to work towards the completion of the WPZ transaction.

Williams has retained Barclays and Lazard to assist in its review of strategic alternatives, which could include, among other things, a merger, a sale of Williams or continuing to pursue the Company’s existing operating and growth plan.

“Our Board and management team remain committed to acting in the best interests of shareholders, and in light of the unsolicited proposal, our Board believes it is in the best interest of shareholders to conduct a thorough evaluation of strategic alternatives,” said Alan Armstrong, President and Chief Executive Officer of Williams. “Williams’ premier infrastructure connects the best natural gas supplies to the best markets, and our strategy has provided substantial shareholder value allowing us to deliver a compound annual dividend growth rate of approximately 30% since we embarked on our strategy in 2012. In addition, we expect the growth of our business and the benefits from the WPZ transaction to enable 10-15% dividend growth through 2020. We are confident in our strategic plan and the significant value that will be created through the acquisition of WPZ and our large portfolio of growth projects. At the same time, we are open minded and committed to ensuring that Williams is maximizing value for shareholders.”

There can be no assurance regarding the results of Williams’ review of strategic alternatives. Williams undertakes no obligation to make any further announcements regarding the exploration of strategic alternatives unless and until final decisions are made.

Barclays and Lazard are serving as financial advisors to Williams. Cravath, Swaine & Moore LLP and Gibson, Dunn & Crutcher LLP are serving as legal advisors to Williams.

About Williams

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure to connect North American natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 60 percent of Williams Partners L.P. (NYSE: WPZ), including all of the 2 percent general-partner interest. Williams Partners is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. With major positions in top U.S. supply basins and also in Canada, Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. www.williams.com

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

Important Information:

This document or communication includes important information about an agreement for the acquisition by The Williams Companies, Inc. of all publicly held common units of Williams Partners L.P. Williams and Williams Partners security holders are urged to read the joint solicitation statement/prospectus regarding the proposed transaction when it becomes available because it will contain important information. Investors will be able to obtain a free copy of the joint solicitation statement/prospectus, as well as other filings containing information about the proposed transaction, without charge, at the Securities and Exchange Commission’s (the “SEC”) internet site (http://www.sec.gov). Copies of the joint solicitation statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint solicitation statement/prospectus can also be obtained, without charge, by directing a request either to The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, Attention: Investor Relations or to Williams Partners L.P., One Williams Center, Tulsa, Oklahoma 74172, Attention: Investor Relations.

The respective directors and executive officers of Williams and Williams Partners may be deemed to be “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in respect of the proposed transaction between Williams and Williams Partners. Information about Williams’ directors and executive officers is available in Williams’ annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 25, 2015. Information about Williams Partners’ directors and executive officers is available in WPZ’s annual report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on February 25, 2015. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint solicitation statement/prospectus and other relevant materials to be filed with the SEC when they become available.

This document or communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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